Keurig Dr Pepper Reports Strong Start to 2020

Reaffirms Guidance for 2020, including Double-Digit Adjusted Diluted EPS Growth and Outlook for Continued Rapid Deleveraging
Comments on the Impact of COVID-19 on the Business

BURLINGTON, MA and PLANO, TX (April 27, 2020) - Keurig Dr Pepper Inc. (NYSE: KDP) today reported strong financial results for the first quarter ended March 31, 2020. Net sales in the first quarter of 2020 increased 4.4% to $2.61 billion, compared to $2.50 billion in the year-ago period, reflecting growth in all four reporting segments. On a constant currency basis, net sales increased 4.5%.
On a GAAP basis, diluted earnings per share in the first quarter of 2020 decreased to $0.11, compared to $0.16 in the year-ago period. Excluding items affecting comparability(1), Adjusted diluted EPS advanced 16% to $0.29, compared to $0.25 in the year-ago period.
As previously announced, earlier this month the Company completed a strategic refinancing that extended its debt maturities and enhanced its liquidity profile, including a $1.5 billion senior notes issuance and the refinancing and upsizing of its 364-day revolving credit facility. The refinancing, which did not change the Company’s total debt balance or deleveraging commitments, increased KDP’s liquidity to a level that the Company believes will exceed its liquidity needs, even in the event of a protracted downturn.
Commenting on the announcement, Chairman and CEO Bob Gamgort stated, “We delivered Q1 performance in line with our long-term targets, building on the business strength demonstrated since our merger in mid-2018 and setting us up for a strong 2020.  However, we are now operating in a distinctly different environment that has required us to pivot significantly. The extraordinary steps we’ve taken to keep our teams safe and working, coupled with our broad portfolio and seven distinct routes to market, position us to continue to successfully navigate this unprecedented time. I recognize the significant role KDP employees are playing in our future success, and I can’t thank them enough for their tireless efforts to ensure we continue to meet the needs of our customers and consumers. Finally, while the timing of the macroeconomic recovery remains uncertain, we remain confident in our ability to deliver the guidance we reaffirmed today, particularly our Adjusted EPS and deleveraging commitments.”
First Quarter Consolidated Results
Net sales for the first quarter of 2020 increased 4.4% to $2.61 billion, compared to $2.50 billion in the year-ago period. On a constant currency basis, net sales advanced 4.5%, reflecting strong volume/mix growth of 5.0%, partially offset by lower net price realization of 0.5%. The volume/mix growth reflected particular strength in the Packaged Beverages segment, which included a benefit from the impact of COVID-19 late in the quarter, partially offset by slowdowns in the fountain foodservice business in the Beverage Concentrates segment and the away-from-home business in the Coffee Systems segment, both of which experienced an unfavorable impact from COVID-19 late in the quarter.

1 Adjusted financial metrics used in this release are non-GAAP. See reconciliations of GAAP results to Adjusted results in the accompanying tables.

KDP in-market performance(2) was very strong in the first quarter of 2020, with market share advancing in the majority of the Company’s key categories, including CSDs(3), premium unflavored water, shelf stable fruit drinks and shelf stable apple juice and apple sauce. This performance reflected the strength of Dr Pepper and Canada Dry CSDs, CORE hydration and evian premium water, Snapple juice drinks and Motts apple juice and apple sauce. In coffee, retail consumption of single-serve pods manufactured by KDP grew over 6% in IRi tracked channels with dollar market share of KDP manufactured pods remaining strong at 81.0%.
Operating income decreased 6.4% to $466 million in the first quarter of 2020, compared to $498 million in the year-ago period, largely reflecting the unfavorable year-over-year impact of items affecting comparability, which includes an $86 million non-cash impairment charge on an equity investment. Also impacting the quarter was inflation, primarily in input costs and logistics, higher operating costs associated with increased consumer demand, tariffs, and the unfavorable comparison to a $10 million gain on the renegotiation of a manufacturing contract in the prior year. Partially offsetting these drivers were the benefits of productivity and merger synergies, which impacted both SG&A and cost of sales, the strong growth in net sales and a network optimization program gain of $42 million on the asset sale-leaseback of four facilities. Excluding items affecting comparability, Adjusted operating income increased 10.1% to $684 million, compared to $621 million in the year-ago period, and Adjusted operating margin advanced 140 basis points to 26.2%. On a constant currency basis, Adjusted operating income grew 10.5%.
Net income decreased 32% to $156 million, or $0.11 per diluted share, in the first quarter of 2020, compared to $230 million, or $0.16 per diluted share, in the year-ago period, meaningfully impacted by items affecting comparability. Excluding these items, Adjusted net income advanced 13% to $408 million in the first quarter of 2020, compared to $362 million in the year-ago period. This performance reflected the strong growth in Adjusted operating income, a lower Adjusted effective tax rate and lower Adjusted interest expense due to continued deleveraging, partially offset by a smaller gain in 2020 totaling $20 million from unwinding interest rate swap contracts versus the $27 million gain recorded in 2019. Adjusted diluted EPS advanced 16% to $0.29, compared to $0.25 in the year-ago period.
The Company generated strong free cash flow of approximately $464 million in the first quarter of 2020, enabling KDP to reduce bank debt by $42 million and repay $107 million of structured payables.
The Company’s management leverage ratio declined from 4.5x at year-end 2019 to 4.2x at the end of the first quarter of 2020, reflecting lower outstanding indebtedness and continued growth in Adjusted EBITDA, including the permanent benefit of adding certain amortization expenses not previously incorporated in the calculation of Adjusted EBITDA.
First Quarter Segment Results
Coffee Systems
Net sales for the first quarter of 2020 increased 0.5% to $973 million, compared to $968 million in the year-ago period, reflecting higher volume/mix of 3.7% and favorable foreign currency translation of 0.1%, partially offset by lower net price realization of 3.3% resulting from strategic price investments. The volume/mix increase of 3.7% reflected strong pod volume growth of 5.6%, despite a significant decline late in the quarter in the away-from-home coffee business due to both office closures and hospitality slowdown caused by COVID-19. Brewer volume declined 2.4% in the quarter, reflecting comparison to the double-digit growth recorded in the year-ago period, as well as the expected shift of brewer shipments from the first quarter to later in the year as a result of the timing impact of COVID-19 on brewer supply from certain regions in Asia.

2 In-market performance (retail consumption; market share) based on Keurig Dr Pepper’s custom IRi category definitions.
3 CSD refers to "Carbonated Soft Drink".

Operating income declined 7.2% to $272 million in the first quarter of 2020, compared to $293 million in the year-ago period, reflecting the unfavorable year-over-year impact of items affecting comparability, strategic pricing, tariffs, and an increase in other operating costs. Partially offsetting these drivers were the benefits of continued productivity and merger synergies, a network optimization program gain of $16 million on the asset sale-leaseback of a manufacturing facility and the strong pod volume growth. Excluding items affecting comparability, Adjusted operating income in the quarter increased 3.6% to $347 million, compared to $335 million in the year-ago period, and Adjusted operating margin advanced 110 basis points to 35.7%.
Packaged Beverages
Net sales for the first quarter of 2020 advanced 9.1% to $1.22 billion, compared to $1.12 billion in the year-ago period, reflecting strong volume/mix growth of 8.7% and higher net price realization of 0.4%. The increase in volume/mix reflected strength in premium water, carbonated soft drinks, juice and apple sauce, partially driven by heightened consumer demand due to stock-up behavior late in the quarter related to COVID-19. Driving the net sales performance in the quarter were evian, Dr Pepper, Motts, Canada Dry, Core, A Shoc, A&W, 7UP and Squirt, as well as increased contract manufacturing.
Operating income increased approximately 27% to $189 million in the first quarter of 2020, compared to $149 million in the year-ago period, reflecting the strong net sales growth, continued productivity and merger synergies, and a network optimization program gain of $26 million on the asset sale-leaseback of three facilities. These growth drivers were partially offset by higher manufacturing costs to meet the surge in consumer demand late in the quarter, inflation in packaging, labor and logistics costs, the unfavorable comparison versus year-ago of a $10 million gain related to the renegotiation of a manufacturing contract, and an increase in other operating costs. Also impacting the comparison was a slight year-over-year impact of items affecting comparability. Excluding these items, Adjusted operating income increased 27% to $203 million, compared to $160 million in the year-ago period and Adjusted operating margin advanced 240 basis points to 16.7% of net sales.
Beverage Concentrates
Net sales for the first quarter of 2020 increased 0.7% to $306 million, compared to $304 million in the year-ago period, reflecting higher net price realization of 2.4%, partially offset by unfavorable volume/mix of 1.7%. The volume/mix decline reflected a significant channel shift away from on-premise business, which is shipped directly, as demand dropped off quickly late in the quarter due to COVID-19, partially offset by a slower build of the at-home business, as inventories in the Company’s partner bottling network were worked down.
Dr Pepper continued to demonstrate net sales strength in the quarter, partially offset by Crush. Shipment volume versus year-ago declined 2.4% in the first quarter of 2020, reflecting an immediate impact of COVID-19 on the fountain foodservice business late in the quarter, partially offset by growth in concentrate shipment volume for retail product. Bottler case sales increased 1.0% in the first quarter of 2020.
Operating income decreased 2.0% to $197 million in the first quarter of 2020, compared to $201 million in the year-ago period, reflecting the benefit of the net sales growth which was more than offset by higher marketing investments in the quarter. Operating margin decreased 170 basis points versus year-ago to 64.4%.

Latin America Beverages
Net sales for the first quarter of 2020 increased 0.9% to $117 million, compared to net sales of $116 million in the year-ago period, reflecting higher net price realization of 5.9% partially offset by unfavorable volume/mix of 0.7% and unfavorable foreign currency translation of 4.3%. On a constant currency basis, net sales increased 5.2% in the quarter.
Operating income increased to $27 million in the first quarter of 2020, compared to $11 million in the year-ago period, reflecting a favorable foreign currency transaction impact, the net sales growth, continued productivity and a modest year-over year benefit from items affecting comparability. Partially offsetting these growth drivers were inflation in input costs, manufacturing and logistics. Excluding items affecting comparability, Adjusted operating income more than doubled in the first quarter of 2020 to $27 million, compared to $12 million in the year-ago period, resulting in Adjusted operating margin advancing 1,280 basis points versus year-ago to 23.1%.
KDP Outlook for 2020
The impacts and volatility of COVID-19 are expected to be significant in 2020, and the timing and pacing of re-opening the economy and ultimately transitioning into what is likely to be a new normal are highly uncertain. Nevertheless, given the Company’s broad portfolio and unmatched distribution network that spans seven distinct routes to market, KDP is reaffirming its guidance for 2020.
Specifically, for the full-year 2020, KDP expects constant currency net sales growth in the range of 3% to 4%, with performance likely at the low end of the range. The Company expects full-year 2020 Adjusted diluted EPS growth in the range of 13% to 15%, or $1.38 to $1.40 per diluted share, given the significant visibility and control the Company maintains over its cost structure, including aggressive cost management, productivity programs and merger synergies. As such, the Company continues to expect its management leverage ratio in the range of 3.5x to 3.8x at year end 2020 and its management leverage ratio to be below 3.0x in two to three years from the July 2018 merger closing.

Investor Contacts:
Tyson Seely
Keurig Dr Pepper
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander
Keurig Dr Pepper
T: 972-673-6769 / steve.alexander@kdrp.com

Media Contact:
Katie Gilroy
Keurig Dr Pepper
T: 781-418-3345 / katie.gilroy@kdrp.com

About Keurig Dr Pepper
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion and nearly 26,000 employees. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. and Canada. The Company’s portfolio of more than 125 owned, licensed and partner brands is designed to satisfy virtually any consumer need, any time, and includes Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott's®, CORE® and The Original Donut Shop®. Through its powerful sales and distribution network, KDP can deliver its portfolio of hot and cold beverages to nearly every point of purchase for consumers. The Company is committed to sourcing, producing and distributing its beverages responsibly through its Drink Well. Do Good. corporate responsibility platform, including efforts around circular packaging, efficient natural resource use and supply chain sustainability. For more information, visit, www.keurigdrpepper.com.

FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the combination of Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPSG” and such combination, the “transaction”), the anticipated benefits of the transaction, including estimated synergies and cost savings, the long-term merger targets, and other statements that are not historical facts. These statements are based on the current expectations of our management and are not predictions of actual performance.

These forward-looking statements are subject to a number of risks and uncertainties regarding the company’s business and the transaction and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the impact the significant additional debt incurred in connection with the transaction may have on our ability to operate our business, (ii) risks relating to the integration of the KGM and DPS operations, products and employees into the combined company and assumption of certain potential liabilities of KGM and the possibility that the anticipated synergies and other benefits of the transaction, including cost savings, will not be realized or will not be realized within the expected timeframe, (iii) the impact of the global COVID-19 pandemic, and (iv) risks relating to the businesses and the industries in which our combined company operates. These risks and uncertainties, as well as other risks and uncertainties, are more fully discussed in the Company’s filings with the SEC, including our Annual Report on Form 10-K filed with the SEC on February 27, 2020, and our subsequent filings with the SEC. While the lists of risk factors presented here and in our public filings are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statement made herein speaks only as of the date of this document. We are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations.

NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted operating income, Adjusted net income, Adjusted diluted EPS and Free Cash Flow, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs related to the transaction and integration activities, which are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this release and included in the Company’s filings with the SEC.

To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, such as non-cash gains or losses resulting from mark-to-market adjustments of derivative instruments, among others.

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the First Quarter of 2020 and 2019
(Unaudited, in millions, except per share data)

	First Quarter
(in millions, except per share data)	2020	2019
Net sales	$2,613	$2,504
Cost of sales	1,161	1,106
Gross profit	1,452	1,398
Selling, general and administrative expenses	1,028	911
Other operating income, net	(42)	(11)
Income from operations	466	498
Interest expense	153	169
Loss on early extinguishment of debt	2	9
Impairment on investment and note receivable	86	—
Other expense, net	20	5
Income before provision for income taxes	205	315
Provision for income taxes	49	85
Net income	$156	$230

Earnings per common share:
Basic	$0.11	$0.16
Diluted	0.11	0.16
Weighted average common shares outstanding:
Basic	1,407.0	1,406.3
Diluted	1,420.1	1,417.7

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2020 and December 31, 2019
(Unaudited, in millions, except shares and per share data)

	March 31,	December 31,
(in millions, except share and per share data)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$197	$75
Restricted cash and restricted cash equivalents	26	26
Trade accounts receivable, net	1,037	1,115
Inventories	682	654
Prepaid expenses and other current assets	335	403
Total current assets	2,277	2,273
Property, plant and equipment, net	2,017	2,028
Investments in unconsolidated affiliates	105	151
Goodwill	19,898	20,172
Other intangible assets, net	23,706	24,117
Other non-current assets	811	748
Deferred tax assets	29	29
Total assets	$48,843	$49,518
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,238	$3,176
Accrued expenses	960	939
Structured payables	258	321
Short-term borrowings and current portion of long-term obligations	1,957	1,593
Other current liabilities	445	445
Total current liabilities	6,858	6,474
Long-term obligations	12,431	12,827
Deferred tax liabilities	5,917	6,030
Other non-current liabilities	997	930
Total liabilities	26,203	26,261
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 1,407,079,951 and 1,406,852,305 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	14	14
Additional paid-in capital	21,579	21,557
Retained earnings	1,527	1,582
Accumulated other comprehensive (income) loss	(480)	104
Total stockholders' equity	22,640	23,257
Total liabilities and stockholders' equity	$48,843	$49,518

KEURIG DR PEPPER INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The First Quarter of 2020 and 2019
(Unaudited, in millions)

	First Quarter
(in millions)	2020	2019
Operating activities:
Net income	$156	$230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	98	85
Amortization of intangibles	33	31
Other amortization expense	32	36
Provision for sales returns	7	9
Deferred income taxes	(5)	1
Employee stock based compensation expense	19	14
Loss on early extinguishment of debt	2	9
Gain on disposal of property, plant and equipment	(43)	—
Unrealized loss (gain) on foreign currency	22	(17)
Unrealized loss on derivatives	43	7
Equity in losses of unconsolidated affiliates	15	15
Impairment on investment and note receivable of unconsolidated affiliate	86	—
Other, net	22	(4)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	42	126
Inventories	(38)	(36)
Income taxes receivable, prepaid and payables, net	(29)	68
Other current and non current assets	(179)	(102)
Accounts payable and accrued expenses	150	125
Other current and non current liabilities	(19)	(6)
Net change in operating assets and liabilities	(73)	175
Net cash provided by operating activities	414	591
Investing activities:
Issuance of related party note receivable	(6)	(7)
Purchases of property, plant and equipment	(151)	(62)
Proceeds from sales of property, plant and equipment	201	18
Purchases of intangibles	(15)	(2)
Other, net	5	8
Net cash provided by (used in) investing activities	34	(45)
Financing activities:
Proceeds from unsecured credit facility	1,000	—
Proceeds from term loan	—	2,000
Net (repayment) issuance of commercial paper	(387)	594
Proceeds from structured payables	44	78
Payments on structured payables	(107)	(9)
Payments on senior unsecured notes	(250)	(250)
Repayment of term loan	(405)	(2,758)
Payments on finance leases	(13)	(10)
Cash dividends paid	(212)	(211)
Other, net	2	10
Net cash (used in) financing activities	(328)	(556)
Cash, cash equivalents, restricted cash and restricted cash equivalents — net change from:
Operating, investing and financing activities	120	(10)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(8)	10
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	111	139
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$223	$139

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT INFORMATION
(Unaudited)

	First Quarter
(in millions)	2020	2019
Net Sales
Coffee Systems	$973	$968
Packaged Beverages	1,217	1,116
Beverage Concentrates	306	304
Latin America Beverages	117	116
Total net sales	$2,613	$2,504

Income from Operations
Coffee Systems	$272	$293
Packaged Beverages	189	149
Beverage Concentrates	197	201
Latin America Beverages	27	11
Unallocated corporate costs	(219)	(156)
Total income from operations	$466	$498

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis.
For the first quarter of 2020 and 2019, we define our Adjusted non-GAAP financial measures as certain financial statement captions and metrics adjusted for certain items affecting comparability. The items affecting comparability are defined below.
Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP and do not have an offsetting risk reflected within the financial results; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger and Keurig Acquisition; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense attributable to the matching awards made to employees who made an initial investment in the Keurig Green Mountain, Inc. Executive Ownership Plan, the Keurig Dr Pepper Omnibus Incentive Plan of 2009 or the Keurig Dr Pepper Inc. Omnibus Incentive Plan of 2019; and (vi) other certain items that are excluded for comparison purposes to prior year periods.
Prior to the second quarter of 2019, we did not add back the amortization of the fair value adjustment of the senior unsecured debt recognized as a result of the purchase price allocation for the DPS Merger. As this item is similar to the amortization of intangibles, we changed our method of computing Adjusted results to exclude the amortization of the fair value adjustment of the senior unsecured notes in order to reflect how management views our business results on a consistent basis.
For the first quarter of 2020, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to the DPS Merger and the Keurig Acquisition; (ii) productivity expenses; (iii) transaction costs for significant business combinations (completed or abandoned) excluding the DPS Merger; (iv) costs related to significant nonroutine legal matters; (v) the loss on early extinguishment of debt related to the redemption of debt; (vi) incremental costs to our operations related to risks associated with the COVID-19 pandemic and (vii) impairment recognized on equity method investment with Bedford Systems, LLC.
Incremental costs to our operations related to risks associated with the COVID-19 pandemic include incremental expenses incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic. We believe removing these costs reflects how management views our business results on a consistent basis.
For the first quarter of 2019, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to the DPS Merger and the Keurig Acquisition; (ii) productivity expenses; (iii) transaction costs for significant business combinations (completed or abandoned) excluding the DPS Merger; (iv) costs related to significant nonroutine legal matters; (v) the impact of the step-up of acquired inventory not associated with the DPS Merger (vi) the loss on early extinguishment of debt related to the redemption of debt and (vii) the loss related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment.
For the first quarter of 2020 and 2019, the supplemental financial data set forth below includes reconciliations of Adjusted income from operations, Adjusted net income and Adjusted diluted EPS to the applicable financial measure presented in the unaudited condensed consolidated financial statement for the same period.
Reconciliations for these items are provided in the tables below.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the First Quarter Ended March 31, 2020
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Income from operations	Operating margin
Reported	$1,161	$1,452	55.6%	$1,028	$466	17.8%
Items Affecting Comparability:
Mark to market	(15)	15		(43)	58
Amortization of intangibles	—	—		(33)	33
Stock compensation	—	—		(7)	7
Restructuring and integration costs	—	—		(52)	52
Productivity	(16)	16		(38)	54
Nonroutine legal matters	—	—		(9)	9
COVID-19	(1)	1		(4)	5
Adjusted GAAP	$1,129	$1,484	56.8%	$842	$684	26.2%

	Interest expense	Loss on early extinguishment of debt	Impairment on investment and note receivable	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Weighted Average Diluted shares	Diluted earnings per share
Reported	$153	$2	$86	$205	$49	23.9%	$156	1,420.1	$0.11
Items Affecting Comparability:
Mark to market	(24)	—	—	82	21		61		0.04
Amortization of intangibles	—	—	—	33	9		24		0.02
Amortization of deferred financing costs	(3)	—	—	3	1		2		—
Amortization of fair value debt adjustment	(6)	—	—	6	2		4		—
Stock compensation	—	—	—	7	1		6		—
Restructuring and integration costs	—	—	—	52	14		38		0.03
Productivity	—	—	—	54	15		39		0.03
Loss on early extinguishment of debt	—	(2)	—	2	—		2		—
Impairment on investment	—	—	(86)	86	21		65		0.05
Nonroutine legal matters	—	—	—	9	2		7		—
COVID-19	—	—	—	5	1		4		—
Adjusted GAAP	$120	$—	$—	$544	$136	25.0%	$408	1,420.1	$0.29
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS
For the First Quarter Ended March 31, 2019
(Unaudited, in millions, except per share data)

	Cost of sales	Gross profit	Gross margin	Selling, general and administrative expenses	Income from operations	Operating margin
Reported	$1,106	$1,398	55.8%	$911	$498	19.9%
Items Affecting Comparability:
Mark to market	(12)	12		12	—
Amortization of intangibles	—	—		(31)	31
Stock compensation	—	—		(7)	7
Restructuring and integration costs	(1)	1		(60)	61
Productivity	(3)	3		(6)	9
Nonroutine legal matters	—	—		(7)	7
Inventory step-up	(3)	3		—	3
Malware incident	(2)	2		(3)	5
Adjusted GAAP	$1,085	$1,419	56.7%	$809	$621	24.8%

	Interest expense	Loss on early extinguishment of debt	Other expense (income), net	Income before provision for income taxes	Provision for income taxes	Effective tax rate	Net income	Weighted Average Diluted shares	Diluted earnings per share
Reported	$169	$9	$5	$315	$85	27.0%	$230	1,417.7	$0.16
Items Affecting Comparability:
Mark to market	(29)	—	2	27	7		20		0.01
Amortization of intangibles	—	—	—	31	8		23		0.02
Amortization of deferred financing costs	(4)	—	—	4	1		3		—
Amortization of fair value debt adjustment	(7)	—	—	7	1		6		—
Stock compensation	—	—	—	7	2		5		—
Restructuring and integration costs	—	—	—	61	15		46		0.03
Productivity	—	—	—	9	2		7		—
Transaction costs	(5)	—	—	5	1		4		—
Loss on early extinguishment of debt	—	(9)	—	9	2		7		—
Nonroutine legal matters	—	—	—	7	2		5		—
Inventory step-up	—	—	—	3	1		2		—
Malware incident	—	—	—	5	1		4		—
Adjusted GAAP	$124	$—	$7	$490	$128	26.1%	$362	1,417.7	$0.25
Diluted earnings per common share may not foot due to rounding.

KEURIG DR PEPPER INC.
RECONCILIATION OF SEGMENT ITEMS TO CERTAIN NON-GAAP ADJUSTED SEGMENT ITEMS
(Unaudited)

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the First Quarter Ended March 31, 2020
Income from Operations
Coffee Systems	$272	$75	$347
Packaged Beverages	189	14	203
Beverage Concentrates	197	—	197
Latin America Beverages	27	—	27
Unallocated corporate costs	(219)	129	(90)
Total income from operations	$466	$218	$684

(in millions)	Reported	Items Affecting Comparability	Adjusted GAAP
For the First Quarter Ended March 31, 2019
Income from Operations
Coffee Systems	$293	$42	$335
Packaged Beverages	149	11	160
Beverage Concentrates	201	—	201
Latin America Beverages	11	1	12
Unallocated corporate costs	(156)	69	(87)
Total income from operations	$498	$123	$621

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA AND MANAGEMENT LEVERAGE RATIO
(Unaudited)

(in millions, except for ratio)
ADJUSTED EBITDA RECONCILIATION - LAST TWELVE MONTHS
Net income	$1,180
Interest expense	638
Provision for income taxes	404
Loss on early extinguishment of debt	4
Impairment on investment	86
Other (income) expense, net	34
Depreciation expense	371
Other amortization	170
Amortization of intangibles	128
EBITDA	$3,015
Items affecting comparability:
Restructuring and integration expenses	$225
Transaction costs	9
Productivity	116
Nonroutine legal matters	50
Stock compensation	24
Malware incident	3
Mark to market	13
COVID-19	5
Adjusted EBITDA	$3,460

March 31,
2020
Principal amounts of:
Commercial paper notes	$859
Term loan	975
KDP Revolver	1,000
Senior unsecured notes	11,725
Total principal amounts	14,559
Less: Cash and cash equivalents	197
Total principal amounts less cash and cash equivalents	$14,362

March 31, 2020 Management Leverage Ratio	4.2

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED EBITDA - LAST TWELVE MONTHS
(Unaudited)

(in millions)	SECOND QUARTER OF 2019	THIRD QUARTER OF 2019	FOURTH QUARTER OF 2019	FIRST QUARTER OF 2020	LAST TWELVE MONTHS
Net income	$314	$304	$406	$156	$1,180
Interest expense	170	158	157	153	638
Provision for income taxes	102	109	144	49	404
Loss on early extinguishment of debt	—	—	2	2	4
Impairment on investment	—	—	—	86	86
Other (income) expense, net	1	9	4	20	34
Depreciation expense	87	99	87	98	371
Other amortization	54	46	38	32	170
Amortization of intangibles	32	31	32	33	128
EBITDA	$760	$756	$870	$629	$3,015
Items affecting comparability:
Restructuring and integration expenses	$37	$74	$62	$52	$225
Transaction costs	1	7	1	—	9
Productivity	20	34	20	42	116
Nonroutine legal matters	8	12	21	9	50
Stock compensation	8	3	6	7	24
Malware incident	3	—	—	—	3
COVID-19	—	—	—	5	5
Mark to market	(8)	9	(46)	58	13
Adjusted EBITDA	$829	$895	$934	$802	$3,460

KEURIG DR PEPPER INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited)
Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. For the first quarter of 2020 and 2019, there were no certain items excluded for comparison to prior year periods.

	First Quarter
(in millions)	2020	2019
Net cash provided by operating activities	$414	$591
Purchases of property, plant and equipment	(151)	(62)
Proceeds from sales of property, plant and equipment	201	18
Free Cash Flow	$464	$547

RECONCILIATION OF CERTAIN CURRENCY NEUTRAL ADJUSTED FINANCIAL RESULTS
(Unaudited)
Net sales, adjusted income from operations and adjusted earnings per share, as adjusted to currency neutral: These adjusted financial results are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates.

	For the First Quarter Ended March 31, 2020
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Net sales	0.5%	9.1%	0.7%	0.9%	4.4%
Impact of foreign currency	(0.1)%	—%	—%	4.3%	0.1%
Net sales, as adjusted to currency neutral	0.4%	9.1%	0.7%	5.2%	4.5%

	For the First Quarter Ended March 31, 2020
	Coffee	Packaged	Beverage	Latin America
Percent change	Systems	Beverages	Concentrates	Beverages	Total
Adjusted income from operations	3.6%	26.9%	(2.0)%	125.0%	10.1%
Impact of foreign currency	—%	—%	—%	16.7%	0.4%
Adjusted income from operations, as adjusted to currency neutral	3.6%	26.9%	(2.0)%	141.7%	10.5%

For the First Quarter Ended March 31, 2020
Adjusted diluted earnings per share	$0.29
Impact of foreign currency	—
Adjusted diluted earnings per share, as adjusted to currency neutral	$0.29